Exhibit 10.3

March 5, 2012

Mr. Hal Kirby

EVP &CFO,

ALLIED NEVADA GOLD CORP.

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

Re:	Voluntary Resignation of CFO Position

Dear Hal:

Based on several discussions you and I have had over the last couple of months, it is my understanding you wish to voluntarily resign your position as CFO of Allied Nevada Gold Corp. As you know, I have expressed to you both verbally, and now in writing, that I wish you would reconsider your decision as I, and others, believe you are a valuable member of the Allied Nevada team.

It is my understanding your inclination to tender your voluntary resignation is based on Allied Nevada’s addition of a second financial executive to the Allied Nevada team. Although I have assured you that during this major growth and change phase Allied Nevada is undergoing, the addition of additional personnel, including another financial executive, will in no way affect your duties or responsibilities, title as CFO, reporting status, compensation or any other benefits. Nevertheless, you have indicated to me you do not desire to continue employment should another financial executive join the Allied Nevada team.

If you wish to continue your employment as CFO of Allied Nevada, please advise me no later than Monday, March 5, 2012. If you choose to tender a voluntary resignation, Allied Nevada desires your voluntary resignation to be carried out with the utmost professionalism and with as little disruption to Allied Nevada as possible, keeping in mind our individual and collective duties to our valued shareholders. Should you tender your voluntary resignation, Allied Nevada proposes the following:

1.	Allied Nevada will waive the 30-day written notice requirement as set forth in ¶ 5 of Your “Employment Agreement” dated January 11, 2008;

2.	You will sign the “Form of Employment Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement” (which is attached as Exhibit A to your Employment Agreement) on March 5, 2012, and the period of restrictions will run parallel to the paid leave of absence;

3.	You will relinquish all of your duties as CFO to Allied Nevada as of March 5, 2012, and will assume the title of Executive Vice President of Finance;

4.	You will sign Allied Nevada’s “Separation Agreement and Release of all Claims” on March 31, 2013; and

Mr. Hal Kirby

CFO, ALLIED NEVADA GOLD CORP.

March 5, 2012

5.	You will remain subject to Allied Nevada’s Insider Trading Policy and Code of Business Conduct and Ethics until June 30, 2013.

Although under no contractual or other legal obligation to do so, Allied Nevada agrees it will do the following should you choose to tender your voluntary resignation:

1.	Allied Nevada will place you on paid leave of absence through March 31, 2013, at your now current rate of Base Pay. (You will not receive a merit increase for 2012 or 2013);

2.	Allied Nevada will pay you a $100,000, one-time only cash bonus on March 31, 2013. You will receive your 2011 earned bonus and paid in 2012 in the amount of $135,300 the first week of March 2012. (You will not receive a cash bonus in 2012 or 2013);

3.	Allied Nevada will ensure any equity awarded and due to vest through March 31, 2013 will vest at 100%. (You will not receive an equity award for 2012 or 2013);

4.	Allied Nevada will pay for your continued participation in all benefits currently available to you as per each plan eligibility rules;

5.	Allied Nevada will pay for 12 months of COBRA coverage, should you elect it, commencing March 31, 2013. (Should you become covered under another qualified plan, Allied Nevada will discontinue payment of COBRA coverage);

6.	Allied Nevada will convert your unused and accrued PTO through your last date of active service (in the amount of 5 weeks) to a cash payment. (You will not continue to accrue PTO after March 5, 2012);

7.	You will remain “on call” for services during the paid leave of absence;

8.	Allied Nevada will provide you with a cellular telephone and cellular service, internet access and use of an Allied Nevada laptop for business use. (Your security access to all accounting systems will be restricted); and,

9.	All letters of recommendation and/or background checks for future employment will be directed to the VP of Mine Support Services.

10.	You will remain eligible to use the current golf membership until such time as the membership lapses, but no later than March 31, 2013.

Hal, if after a reasonable period of time (but no later than March 31, 2013 and before final payment of entitlements described by this agreement), and by mutual agreement of both parties to this agreement, you choose to return to the Company in a role within your skill set, the Company will endeavor to create this opportunity.

|    2

Mr. Hal Kirby

CFO, ALLIED NEVADA GOLD CORP.

March 5, 2012

I hope you agree that the foregoing is a generous severance package offer and one that will ensure you a smooth transition to your next endeavor should you choose to resign from Allied Nevada. I look forward to receiving your decision no later than Monday, March 5, 2012.

Sincerely,

/s/ Scott A. Caldwell
SCOTT A. CALDWELL
CEO

/s/ Hal Kirby

|    3